EXHIBIT 99.1

[LOGO OF PACIFIC MERCANTILE BANCORP]

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports First Quarter 2004 Earnings Up 10%

and Net Interest Income up 48%

Core Loans increase 75% to $408 million at March 31, 2004

COSTA MESA, Calif., May 5, 2004 (BUSINESS WIRE) — Pacific Mercantile Bancorp (Nasdaq: PMBC) today reported that its net income increased $69,000, or 10%, to $784,000 in the three months ended March 31, 2004, up from $715,000 for the three months ended March 31, 2003. Earnings per diluted share were $0.07 for the quarter ended March 31, 2004, as compared to $0.11 in the first quarter of 2003, due to an increase in the weighted average number of diluted shares outstanding to 10,509,465 for the quarter ended March 31, 2004, from 6,562,537 in the same quarter last year, which reflects the completion of a public offering of 3,680,000 shares of our common stock in December 2003.

The increase in net income for the quarter ended March 31, 2004, was due to a $1.7 million, or 48%, increase in net interest income which more than offset a $1.1 million decline in noninterest income, a $160,000 increase in noninterest expense, and a $240,000 increase in the provision for loan losses. Net core loans (loans excluding those held for sale) grew by $175 million, or 75%, to $408 million at March 31, 2004, from $234 million at March 31, 2003, which was a major contributor to the growth of our earning assets, as total assets increased by 22% to $759 million at March 31, 2004, from $620 million at March 31, 2003.

Our common stock offering in December 2003, along with the growth in net income, increased our tangible book value per share by 18% to $7.18 per share at March 31, 2004, as compared to $6.10 per share at March 31, 2003. This additional capital allows us to continue the implementation of our strategic plan, which is to grow our banking franchise by establishing three more financial centers in Southern California.

“The additional capital we raised in our public offering will enable us to further expand our banking franchise that is based on ‘click to mortar’ concept of the Bank. The new Long Beach Financial Center, anticipated opening of which is scheduled for summer, 2004, will close the distribution gap between Beverly Hills and our Orange County Financial Centers,” said President and CEO, Raymond E. Dellerba.

Mr. Dellerba went on to state, “Commercial loan demand seems to be improving, along with the economy, in our financial markets. The Board of Directors, employees and I are extremely grateful to our new and existing shareholders for their support for our banking franchise.”

Results of Operations

First Quarter 2004 versus First Quarter 2003

In the first quarter of 2004, net interest income, after the provision for loan losses, increased $1.4 million, or 46%, to $4.6 million, from $3.1 million in the first quarter a year ago, primarily as a result of core loan growth. Net interest margin improved to 2.99% in the quarter ended March 31, 2004, from 2.56% in the first quarter of 2003, due largely to the increase in core loan volume and an increase, in the first quarter of 2004, as compared to the same quarter last year, in the proportion of total deposits represented by core deposits (consisting of no-cost demand and low cost savings and money market deposits). As a result of that increase in core deposits, interest expense increased by less than 1% in the first quarter of 2004, as compared to the first quarter last year, even though total deposits were $33.2 million, or 7% higher,

PMBC

May 5, 2004

at March 31, 2004, than at March 31, 2003. We increased the provision for loan losses by $240,000 for the quarter ended March 31, 2004 over the first quarter 2003, primarily in response to the growth in core loan production.

Noninterest income declined by $1.1 million, or 48%, to $1.2 million in the first quarter of 2004, from $2.4 million for the same period in 2003, due primarily to a decline in the volume of mortgage refinancings in the quarter ended March 31, 2004.

Operating expenses increased by $160,000, or 4%, to $4.5 million in the first quarter of 2004, as compared to the same period in 2003. Our efficiency ratio (operating expenses as a percentage of total revenues) improved to 70% in the first quarter of 2004, from 74% in the first quarter of 2003, as revenue growth outpaced the growth in operating expenses.

“We expect that, as the economy improves, core loan demand will rise and generate higher net interest income, as was the case in the first quarter 2004 when, consistent with our strategic goals, net interest income increased by 48% as compared to first quarter 2003,” said Nancy Gray, CFO.

Balance Sheet Growth and Asset Quality

Net loans, including loans held for sale, at March 31, 2004, increased $153 million or 55% to $433 million, from $280 million at March 31, 2003. Investments (mainly mortgage backed securities) grew to $244 million at March 31, 2004, from $231 million at March 31, 2003. These increases contributed to a 22% increase in total assets to $759 million at March 31, 2004, from $620 million one year earlier. Deposits also increased significantly, growing by $33 million or 7% to $504 million at March 31, 2004, from $471 million at March 31, 2003, inclusive of a $39 million or 32% increase in noninterest bearing deposits to $160 million, or 32% of total deposits, at March 31, 2004. By comparison, noninterest bearing deposits totaled $121 million, or 26% of total deposits, at March 31, 2003.

At March 31, 2004, we had $1.5 million in loans that were classified as nonperforming and impaired due to a single customer relationship, and we had no restructured loans. As of that same date the allowance for loan losses totaled $3.7 million, or 0.91% of core loans outstanding, as compared to $2.8 million and 1.19%, respectively, at March 31, 2003. The decline in that ratio to 0.91% was related to the charge off of a loan during the first quarter of March 2004, for which reserves had been established and included in the allowance for loans losses at December 31, 2003.

Commercial Banking

Pacific Mercantile Bank now has over $759 million in assets and is positioned to further increase its $408 million portfolio of net core loan, by expansion into new market segments. Our present financial center locations provide us with entrees into a wider Southern California client base, whose need for commercial loans can readily be satisfied by our strong capital and liquidity.

Internet Banking

PMB Internet Bank is our gateway to financial services for businesses, professionals and individuals alike. Electronic bill payment and the ability to initiate stock trades online are just two of the many services that we offer on our websites, which make it especially convenient and cost effective for our customers to access and utilize our financial products and information. Businesses have access to online cash management products designed to save time and increase the earnings potential of funds on deposit. Account balancing and research is easy with images of checks only a click away.

Mortgage Banking

Our mortgage lending business has seen a change in the mix of mortgage loans to a greater proportion of purchase money mortgages associated with home purchases. Industry wide mortgage applications are down 30% from a year ago and, since it is now anticipated that the Federal Reserve will soon be increasing interest rates, we expect that market conditions will continue to constrain mortgage income during at least the remainder of this year. Our mortgage group continues to focus on the development of loan programs and business development opportunities to further assist those borrowers interested in qualifying for home purchases and refinances.

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PMBC

May 5, 2004

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999, and of PMB Securities Corp., which was founded in June 2002 and moved into its newly constructed Newport Beach facility in December 2002.

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates four Orange County financial centers located in Newport Beach, Costa Mesa, La Habra and San Clemente, one Los Angeles County financial center in Beverly Hills, and one San Diego County financial center in La Jolla. A seventh financial center in Long Beach, California, is anticipated to open in the summer of 2004. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com, and has attracted customers throughout California and other areas of the country.

PMB Securities Corp., an SEC registered securities broker-dealer and member of the National Association of Securities Dealers, Inc., is engaged in the retail securities brokerage business. PMB Securities Corp. is located at 450 Newport Center Drive, Suite 110, Newport Beach, next to the Bank’s original location. “PMB Securities Corp. continues to innovate and refine its client orientation, offering a full array of products and convenient services to include online trading, equity and income securities opportunities, as well as a broad range of fee based asset management programs,” said Jim Miller, its President and CEO.

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements regarding the Company’s future performance or financial condition are based on current information and are subject to a number of risks and uncertainties that could cause our actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: possible increases in competition from other financial institutions; changes in local or national economic conditions and changes in Federal Reserve Board monetary policies, which could cause interest rates to increase, and loan demand or mortgage originations to decline and thereby reduce the Bank’s net margins and operating results; increased government regulation which could increase the costs of our operations; the Company’s ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; the possible adverse effect on operating results if loan delinquencies were to increase; our dependence on certain key officers for our future success. These, as well as other risk factors and uncertainties, are discussed in greater detail in the Pacific Mercantile Bancorp’s reports filed with the Securities and Exchange Commission, including its Prospectus dated December 8, 2003 and its Annual Report on Form 10-K for its fiscal year ended December 31, 2003.

Readers are urged to read that Prospectus and those reports and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC

May 5, 2004

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended March 31,		Percent Change
	2004	2003	2004 vs. 2003
Total interest income	$7,937	$6,242	27.2%
Total interest expense	2,757	2,739	0.7%

Net interest income	5,180	3,503	47.9%
Provision for loan losses	615	375	64.0%

Net interest income after provision for loan losses	4,565	3,128	45.9%
Noninterest income
Service charges & fees	185	135	37.0%
Net gains on sales of securities	319	427	(25.3)%
Mortgage banking income	542	1,579	(65.7)%
Other noninterest income	184	222	(17.1)%

Total noninterest income	1,230	2,363	(47.9)%
Noninterest expense
Salaries & employee benefits	2,412	2,457	(1.8)%
Occupancy	849	750	13.2%
Other noninterest expense	1,236	1,130	9.4%

Total noninterest expense	4,497	4,337	3.7%

Income before income taxes	1,298	1,154	12.5%
Income tax expense	514	439	17.1%

Net Income	$784	$715	9.7%

Net income per share:
Basic	$0.08	$0.11
Diluted	$0.07	$0.11

Weighted average shares outstanding (in thousands)
Basic	10,081	6,400
Diluted	10,509	6,563

Ratios(1)
ROA	0.43%	0.50%
ROE	4.42%	7.44%
Efficiency ratio	70.20%	73.90%

Net interest margin (1)	2.99%	2.56%

(1)	Ratios and net interest margin for the three month periods ended March 31, 2004, and 2003 have been annualized.

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PMBC

May 5, 2004

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	March 31,		Percentage Increase (Decrease)
ASSETS	2004	2003
Cash and due from banks	$30,174	$23,373	29.1%
Fed funds sold	39,000	75,000	(48.0)%
Interest bearing deposits	611	1,494	(59.1)%
Investments	244,057	231,112	5.6%
Loans (net of allowance of $3,736 and $2,807, respectively)	408,308	233,723	74.7%
Loans held for sale	24,741	46,054	(46.3)%
Investment in unconsolidated trust subsidiaries	527	527	NM
Other assets	11,958	9,163	30.5%

Total Assets	$759,376	$620,446	22.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$159,558	$120,768	32.1%
Interest bearing deposits
Interest checking	19,573	10,791	81.4%
Savings/money market	119,673	105,865	13.0%
Certificates of deposit	204,996	233,155	(12.1)%

Total interest bearing deposits	344,242	349,811	(1.6)%

Total deposits	503,800	470,579	7.1%
Other borrowings	163,773	90,150	81.7%
Other liabilities	2,604	2,613	(0.3)%
Junior subordinated debentures	17,527	17,527	NM

Total liabilities	687,704	580,869	18.4%
Shareholders’ equity	71,672	39,577	81.1%

Total Liabilities and Shareholders’ Equity	$759,376	$620,446	22.4%

Tangible book value per share	$7.18	$6.10

Shares outstanding	10,081,248	6,399,888

Year to Date Average Balances
Average gross loans (*)	$369,385	$225,506
Average loans held for sale	$20,999	$57,178
Average earning assets	$696,909	$554,788
Average assets	$731,127	$584,438
Average equity	$71,330	$38,995
Average interest bearing deposits	$333,111	$320,633

(*) Excludes	loans held for sale and allowance for loan loss (ALL).

Credit Quality Data (dollars in thousands)
Total non-performing assets	$1,520	$3
Net charge-offs year-to-date	$822	$3
Allowance for loan losses	$3,736	$2,807
Allowance for loan losses /gross loans (excl. loans held for sale)	0.91%	1.19%
Allowance for loan losses /total assets	0.49%	0.45%

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